                                                                      Exhibit 11

                              DATAWORKS CORPORATION
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                         THREE MONTHS ENDED
                                                             MARCH 31,
                                                        -------------------
                                                          1997        1996
                                                        -------     -------
Primary:
Average shares outstanding                               10,026       7,558
Net effect of dilutive stock options - based on the
treasury stock method using average market price
                                                            438         506
                                                        -------     -------
Totals                                                   10,464       8,064
                                                        =======     =======


Net income                                              $ 1,959     $   934
                                                        =======     =======

Per share information:
   Net income                                           $   .19     $   .12
                                                        =======     =======



Fully dilutive effect of stock options on per share amounts for the three-month periods ended March 31, 1997 and 1996, has not been presented since any reduction of less than 3% in the aggregate need not be considered as dilution.